Exhibit 4.12

PROMISSORY NOTE (GRID)

New York, N.Y. December 4, 2007	$2,500,000

        For Value Received Summit Radio Corp. promise(s) to pay to the order of BANK LEUMI USA (the “Bank”), at its offices at 564 FIFTH AVENUE, NEW YORK, NEW YORK, 10036, the principal sum of TWO MILLION AND FIVE HUNDRED THOUSAND Dollars (“Maximum Principal Amount”) or, if less, the aggregate unpaid principal sum of all loans made by the Bank, in its sole discretion, to the maker of this Note from time to time. Te principal sum of each such loan shall be payable no later then December 2, 2009.

        Within the limits of the Maximum Principal Amount, the maker may borrow, prepay, and re-borrow in the manner provided herein.

        Each loan shall bear interest (from the date of such loan) at a rate per annum which shall be equal to 0.5% per annum above the rate of interest designated by the Bank, and in effect from time to time, as its “Reference Rate”, adjusted when said Reference Rate changes. (The maker acknowledges that the Reference Rate may not necessarily represent the lowest rate of interest charged by the Bank to customers.)

        The Bank is hereby authorized to enter on the schedule attached hereto the amount of each loan and each payment of principal thereon, without any further authorization on the part of the maker or any guarantor of this Note, but the Bank’s failure to make such entry shall not limit or otherwise affect the obligations of the maker or any guarantor of this Note. In the event that any other Liabilities (as hereinafter defined) of maker to the Bank are due at any time that the Bank receives a payment from maker on account of this Note or any such other Liabilities of maker, the Bank may apply such payments to amounts due under this Note or any such other Liabilities in such manner as the Bank, in its discretion, elects, regardless of any instructions from maker to the contrary.

        The maker and each guarantor of this Note acknowledges and agrees that the use of this form of note is for their convenience, and there is no obligation on the part of the Bank to make loans to the maker whatsoever.

        Interest shall be computed on the basis of a 360-day year and shall be payable at the end of each month and at maturity. In no event shall interest exceed the maximum legal rate permitted for the maker.

        Each maker authorizes (but shall not require) the Bank to debit any account maintained by the maker with the Bank, at any date on which the payment of principal or of interest on any of the Liabilities is due, in an amount equal to any unpaid portion of such payment. If the time for payment of principal or of interest on any of the Liabilities or any other money payable hereunder or with respect to any of the Liabilities becomes due on a day on which the Bank’s offices are closed (as required or permitted by law or otherwise), such payment shall be made on the next succeeding business day, and such extension shall be included in computing interest in connection with such payment. All payments by any maker of this Note on account of principal, interest or fees hereunder shall be made in lawful money of the United States of America, in immediately available funds.

        All Property (as hereinafter defined) held by the Bank shall be subject to a security interest in favor of the Bank or holder hereof as security for any and all Liabilities. The term “Property” shall mean the balance of every deposit account of the maker with the Bank or any of the Bank’s nominees or agents and al other obligations of the Bank or any of its nominees or agents to the maker, whether now existing or hereafter arising, and all other personal property of the maker (including without limitation all money, accounts, general intangibles, goods, instruments, documents and chattel paper) which, or evidence of which, are now or at any time in the future shall come into the possession or under the control of or be in transit to the Bank or any of its nominees or agents for any purpose, whether or not accepted for the purposes for which it was delivered. The term “Liabilities” shall mean the indebtedness evidenced by this Note and all other indebtedness, liabilities and obligations of any kind of the maker (or any partnership or other group of which the maker is a member) to (a) the Bank, (b) any group of which the Bank is a member, or (c) any other person if the Bank has a participation or other interest in such indebtedness, liabilities or obligations, whether (i) for the Bank’s own account or as agent for others, (ii) acquired directly or indirectly by the Bank from the maker or others, (iii) absolute or contingent, joint or several, secured or unsecured, liquidated or unliquidated, due or not due, contractual or tortuous, now existing or hereafter arising, or (iv) incurred by the maker as principal, surety, endorser, guarantor or otherwise, and including without limitation all expenses, including attorneys’ fees, incurred by the Bank in connection with any such indebtedness, liabilities or obligations or any of the Property (including any sale or other disposition of the Property).

        Upon the happening, with respect to any maker or guarantor of this Note or any assets of any such maker or guarantor, of any of the following events: death of the maker or guarantor or any member of the maker or guarantor (if a partnership); the failure to furnish the Bank with any requested information or failing to permit inspection of books or records by the Bank or any of its agents; the making of any misrepresentation to the Bank in obtaining credit for any of them; dissolution (if a corporation or partnership); the making of a mortgage or pledge; the commencement of a foreclosure proceeding; default in the payment of principal or interest on this Note or in the payment of any other obligation of any said maker or guarantor held by the Bank or holder thereof or in the performance or observance of any covenant or agreement contained in the instrument evidencing such obligation; default in the payment of principal of or interest on any indebtedness for borrowed money owed to any other person or entity (including any such indebtedness in the nature of a lease) or default in the performance or observance of the terms of any instrument pursuant to which such indebtedness was created or is secured, the effect of which default is to cause or permit any holder of any such indebtedness to cause the same to become due prior to its stated maturity (and whether or not such default is waived by the holder thereof); a change in the financial condition or affairs of any of them which in the opinion of the Bank or subsequent holder hereof materially reduces his, their or its ability to pay all of his, their or its obligations; the suspension of business; the making of an assignment for the benefit of creditors, or the appointment of a trustee, receiver or liquidator for the maker or guarantor or for any of his, its or their property, or the commencement of any proceedings by the maker or guarantor under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt, receivership, liquidation or dissolution law or statute (including, if the maker or guarantor is a partnership, its dissolution pursuant to any agreement or statute), or the commencement of any such proceedings without the consent of the maker or guarantor, as the case may be, and such proceedings shall continue undischarged for a period of 30 days; the sending of notice of an intended bulk sale; the entry of judgments or any attachment, levy or execution against any of his, their or its properties shall not be released, discharged, dismissed, stayed or fully bonded for a period of 30 days or more after its entry, issue or levy, as the case may be; or the issuance of a warrant of distraint or assertion of the lien for unpaid taxes, this Note, if not then due or payable on demand, shall become due and payable immediately without demand or notice and all other debts or obligations or the makers hereof to the Bank or holder hereof, whether due or not due and whether direct or contingent and howsoever evidenced, shall, at the option of the Bank or holder hereof, also become due and payable immediately without demand or notice. After this Note becomes due, at stated maturity or on acceleration, any unpaid balance hereof shall bear interest from the date it becomes due until paid at a rate per annum 3% above the rate borne by this Note when it becomes due or, if such rate shall not be lawful with respect to the undersigned, then at the highest lawful rate. The liability of any party to commercial paper held by the Bank or holder hereof, other than the makers hereof, shall remain unaffected hereby and such parties shall remain liable thereon in accordance with the original tenor thereof. Each maker agrees that if an attorney is retained to enforce or collect this Note or any other obligations by reason of non-payment of this Note when due or made due hereunder, a reasonable attorneys’ fee shall be paid in addition, which fees shall be computed as follows: 15% of the principal, interest and all other sums due and owing to the Bank or holder or the reasonable value of the attorneys’ services, whichever is greater.

        This Note shall be governed by the laws of the State of New York and shall be binding upon the maker and the maker’s heirs, administrators, successors and assigns. The maker hereby irrevocably consents to the jurisdiction of any New York State or Federal court located in New York City over any action or proceeding arising out of any dispute between the maker and the Bank, and the maker further irrevocably consents to the service of process in any such action or proceeding by the mailing of a copy of such process to the maker at the address set forth below. In the event of litigation between the Bank and the maker over any matter connected with this Note or resulting from transactions hereunder, the right to a trial by jury is hereby waived by the Bank and the maker. The maker also waives the right to interpose any set-off or counterclaim of any nature. The Bank or any holder may accept late payments, or partial payments, even though marked “payment in full” or containing words of similar import or other conditions, without waiving any of its rights. No amendment, modification or waiver of any provision of this Note nor consent to any departure by maker therefrom shall be effective, irrespective of any course of dealing, unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        The rights and remedies of the Bank provided for hereunder (including but not limited to the right to accelerate Liabilities of maker and to realize on any security for any such Liabilities) are cumulative with the rights and remedies of the Bank available under any other instrument or agreement or under applicable law.

        The undersigned, if more than one, shall be jointly and severally liable hereunder.

—————————————— (Name of maker) Summit Radio Corp —————————————— 1008 TEANECK Road —————————————— TEANECK 07666, New Jersey —————————————— —————————————— (Address)